                                                                  Exhibit 17(iv)

                         BB&T VARIABLE INSURANCE FUNDS
                         SUPPLEMENT DATED JULY 7, 2006
                                     TO THE
                         BB&T LARGE CAP VIF PROSPECTUS
                               DATED MAY 1, 2006

THIS SUPPLEMENT PROVIDES THE FOLLOWING AMENDED AND SUPPLEMENTAL INFORMATION AND SUPERSEDES ANY INFORMATION TO THE CONTRARY IN THE BB&T LARGE CAP VIF PROSPECTUS DATED MAY 1, 2006:

CHANGE IN NON-FUNDAMENTAL INVESTMENT POLICIES

Effective 60 days from the date of Effective 60 days from the date of this supplement, the principal investment strategy of the BB&T Large Cap VIF will be amended to define large capitalization companies, for purposes of the Fund's investment policy, as those companies within the capitalization range of the S&P 500(R) Index. Accordingly, the first paragraph under the "Principal Investment Strategies" section on page 3 of the prospectus will be replaced in its entirety with the following:

     PRINCIPAL INVESTMENT STRATEGIES

     Under normal market conditions, the Fund will invest at least 80% of its assets in equity securities issued by large capitalization companies, which may include common stocks, preferred stocks, warrants, or debt instruments that are convertible into common stocks. For purposes of this policy, large capitalization companies are those companies with a capitalization within the range of those companies in the S&P 500(R) Index (as of May 31, 2006, $455 million to $371 billion), as well as American Depositary Receipts ("ADRs").

The second paragraph under the section "Investment Objectives, Strategies and Risks" on page 4 of the prospectus will be replaced in its entirety with the following:

     The Fund's investment objective is capital growth, current income, or both. The investment objective is not fundamental and may be changed without shareholder approval. Under normal market conditions, the Fund will invest at least 80% of its assets in equity securities issued by large capitalization companies, which may include common stocks, preferred stocks, warrants, or debt instruments that are convertible into common stocks. Large capitalization companies are those companies with a capitalization within the range of those companies in the S&P 500(R) Index, as well as American Depositary Receipts ("ADRs").

The fourth paragraph under the section "Investment Objectives, Strategies and Risks" on page 4 of the prospectus will be replaced in its entirety with the following:

     BB&T Asset Management uses an intrinsic value-oriented investment approach. In evaluating prospective investments, BB&T Asset Management may consider factors such as the market price of a company's securities relative to its evaluation of the company's long-term earnings, asset value and cash flow potential, as well as historical value measures such as price-earnings ratios, profit margins and liquidation values. The Fund may invest in companies of any size, although most stocks purchased will be issued by companies whose market capitalizations are within the range of those companies in the S&P 500(R) Index.

                   SHAREHOLDERS SHOULD RETAIN THIS SUPPLEMENT
                   WITH THE PROSPECTUS FOR FUTURE REFERENCE.

                               BB&T LARGE CAP VIF
                         BB&T VARIABLE INSURANCE FUNDS
                               3435 STELZER ROAD
                           COLUMBUS, OHIO 43219-3035
                                 1-800-228-1872
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The BB&T Large Cap VIF (the "Fund") seeks capital growth, current income, or both by investing primarily in stocks. The Fund's goals and investment program are described in detail inside. BB&T Asset Management, Inc. ("BB&T Asset Management") serves as the Fund's investment adviser.

     The Fund sells its shares to insurance company separate accounts, so that the Fund may serve as an investment option under variable life insurance policies and variable annuity contracts issued by insurance companies. The Fund also may sell its shares to certain other investors, such as qualified pension and retirement plans, insurance companies, and BB&T Asset Management.

--------------------------------------------------------------------------------
THIS PROSPECTUS SHOULD BE READ IN CONJUNCTION WITH THE SEPARATE ACCOUNT'S PROSPECTUS DESCRIBING THE VARIABLE INSURANCE CONTRACT. PLEASE READ BOTH PROSPECTUSES AND RETAIN THEM FOR FUTURE REFERENCE.
--------------------------------------------------------------------------------
THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE FUND'S SHARES OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A CRIME.
--------------------------------------------------------------------------------
THE DATE OF THIS PROSPECTUS IS MAY 1, 2006.

 2                    BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

RISK/RETURN SUMMARY AND FUND EXPENSES.......................   3
  Investment Objective......................................   3
  Principal Investment Strategies...........................   3
  Principal Investment Risks................................   3
  Fund Performance..........................................   3
  Fund Expenses.............................................   3
INVESTMENT OBJECTIVE, STRATEGIES AND RISKS..................   4
VALUATION OF SHARES.........................................   5
DISCLOSURE OF PORTFOLIO HOLDINGS............................   5
PURCHASING AND REDEEMING SHARES.............................   5
  Market Timing/Short-Term Trading..........................   6
  Servicing Agents..........................................   6
  Shareholder Servicing Arrangements -- Revenue Sharing.....   6
MANAGEMENT OF THE FUND......................................   7
  Investment Adviser........................................   7
  Administrator.............................................   7
TAXATION....................................................   7
GENERAL INFORMATION.........................................   8
  Description of the Trust and Its Shares...................   8
  Miscellaneous.............................................   8
FINANCIAL HIGHLIGHTS........................................   9

BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)                     3
--------------------------------------------------------------------------------



                              RISK/RETURN SUMMARY
                               AND FUND EXPENSES

                             INVESTMENT OBJECTIVES

     The Fund seeks capital growth, current income, or both.

                        PRINCIPAL INVESTMENT STRATEGIES

     Under normal market conditions, the Fund will invest at least 80% of its assets in equity securities issued by large capitalization companies, which may include common stocks, preferred stocks, warrants, or debt instruments that are convertible into common stocks. For purposes of this policy, large capitalization companies are those companies with a capitalization within the range of those companies in the Russell 1000(R) Value Index (as of March 31, 2006, $688 million to $387 billion), as well as American Depositary Receipts ("ADRs").

                           PRINCIPAL INVESTMENT RISKS

     An investment in the Fund entails investment risk, including possible loss of the principal amount invested. The Fund is subject to market risk, which is the risk that the market value of a portfolio security may move up and down, sometimes rapidly and unpredictably. This risk may be greatest for the Fund's investments in stocks. The Fund also is subject to interest rate risk, which is the risk that changes in interest rates will affect the value of the Fund's investments. In particular, the Fund's investments in fixed income securities, such as convertible bonds and preferred stocks, generally will change in value inversely with changes in interest rates. Also, the Fund's investments may expose it to credit risk, which is the risk that the issuer of a security will default or not be able to meet its financial obligations.

     An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                                FUND PERFORMANCE

     The following chart and table show how the Fund has performed. The chart demonstrates how the Fund's performance varies from year to year, and the table compares the Fund's performance to those of the Standard and Poor's 500(R) Composite Stock Price Index ("S&P 500(R) Index") and the Russell 1000(R) Value Index, each a widely recognized, unmanaged index of common stocks. The information does not reflect charges and fees associated with a separate account that invests in the Fund or any insurance contract for which the Fund is an investment option. These charges and fees will reduce returns. Absent limitation of the Fund's expenses, total returns would be lower. Investors should be aware that past performance does not indicate how the Fund will perform in the future.

CALENDAR YEAR TOTAL RETURNS*+
[GRAPH]

1998                                                                             13.36
1999                                                                             -3.85
2000                                                                              8.45
2001                                                                              0.16
2002                                                                            -19.64
2003                                                                             23.62
2004                                                                             13.18
2005                                                                              6.90

---------------------------------------------------------------


Best Quarter:    17.32%  12/31/98
Worst Quarter:  -19.13%   9/30/02

AVERAGE ANNUAL TOTAL RETURN*+
(for the periods ended December 31, 2005)

                                             SINCE INCEPTION
                        1 YEAR     5 YEARS   (JUNE 3, 1997)
                       ---------   -------   ---------------
Fund.................    6.90%      3.78%         6.43%
S&P 500(R) Index**...    4.91%      0.54%         6.23%
Russell 1000(R) Value
  Index**............    7.05%      5.28%         8.74%

---------------

+ For periods prior to May 1, 2005, fund performance information appears for BB&T Large Cap Value Fund, the predecessor fund to BB&T Large Cap VIF.

*  Assumes reinvestment of dividends and distributions.

** The benchmark index for the Fund has been changed from the Russell 1000(R)
   Value Index to the S&P 500(R) Index in order to provide a better comparison for the Fund's investment policies, as the market capitalizations of companies within the S&P 500 Index are more closely aligned with the market capitalizations of the companies in which the Funds invests.

                                 FUND EXPENSES

     The following expense table indicates the expenses that an investor may incur as a shareholder of the Fund during the current fiscal year. These expenses are reflected in the share price of the Fund. The table does not reflect separate account or insurance contract fees and charges. If they had been included, the expenses would have been higher.

 4                    BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)
--------------------------------------------------------------------------------

ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Fund assets)

Management Fees*..........................   0.74%
Other Expenses**..........................   0.24%
                                             ----
Total Annual Fund Operating Expenses*.....   0.98%

---------------

* BB&T Asset Management currently limits its management fees to 0.50%. Total annual operating expenses, after fee waivers and expense reimbursements, currently are limited to 0.74%. Any fee waiver or expense reimbursement is voluntary and may be terminated at any time.

** Expense information in the table has been restated to reflect changes in the contractual amounts of current fees.

EXPENSE EXAMPLE
     Use the following table to compare fees and expenses of the Fund to other investment companies. It illustrates the amount of fees and expenses an investor would pay, assuming (1) a $10,000 investment, (2) 5% annual return, (3) redemption at the end of each time period, and (4) no changes in the Fund's total operating expenses. It does not reflect separate account or insurance contract fees and charges. If they had been included, the fees and expenses would have been higher. An investor's actual costs may be different.

1 YEAR   3 YEARS   5 YEARS   10 YEARS
------   -------   -------   --------
 $100     $312      $542      $1,201



                             INVESTMENT OBJECTIVES,
                              STRATEGIES AND RISKS

     Investors should be aware that the investments made by the Fund and the results achieved by the Fund at any given time are not expected to be the same as those made by other mutual funds for which BB&T Asset Management acts as investment adviser, including mutual funds with names, investment objectives and policies similar to the Fund. Investors should carefully consider their investment goals and willingness to tolerate investment risk before allocating their investment to the Fund.

     The Fund's investment objective is capital growth, current income, or both. The investment objective is not fundamental and may be changed without shareholder approval. Under normal market conditions, the Fund will invest at least 80% of its assets in equity securities issued by large capitalization companies, which may include common stocks, preferred stocks, warrants, or debt instruments that are convertible into common stocks. Large capitalization companies are those companies with a capitalization within the range of those companies in the Russell 1000(R) Value Index, as well as American Depositary Receipts ("ADRs").

     Equity securities purchased by the Fund will be either traded on a domestic securities exchange or quoted in the NASDAQ/NYSE system. While some stocks may be purchased primarily to achieve the Fund's investment objective for income, most stocks will be purchased by the Fund primarily in pursuit of its investment objective for growth.

     BB&T Asset Management uses an intrinsic value-oriented investment approach. In evaluating prospective investments, BB&T Asset Management may consider factors such as the market price of a company's securities relative to its evaluation of the company's long-term earnings, asset value and cash flow potential, as well as historical value measures such as price-earnings ratios, profit margins and liquidation values. The Fund may invest in companies of any size, although most stocks purchased will be issued by companies whose market capitalizations are within the range of those companies in the Russell 1000(R) Value Index.

     The Fund has the flexibility to make portfolio investments and engage in other investment techniques that are different than its principal strategies mentioned here. More information on the Fund's investment strategies may be found in its most recent annual/semi-annual report and in the Statement of Additional Information (see back cover).

     The Fund's investment strategies may subject it to a number of risks, including the following:

                                  MARKET RISK

     Although stocks historically have outperformed other asset classes over the long term, their prices tend to fluctuate more dramatically over the shorter term. These movements may result from factors affecting individual companies, or from broader influences like changes in interest rates, market conditions, investor confidence or announcements of economic, political or financial information. While potentially offering greater opportunities for capital growth than larger, more established companies, the stocks of smaller companies may be particularly volatile, especially during periods of economic uncertainty. These companies may face less certain growth prospects, or depend heavily on a limited line of products and services or the efforts of a small number of key management personnel.

     The Fund may invest in stocks issued by foreign companies, although it will do so only if the stocks are traded in the U.S. The stocks of foreign companies may pose risks in addition to, or to a greater degree than, the risks described above. Foreign companies may be subject to disclosure, accounting, auditing and financial reporting standards and practices that are different from those to which U.S. issuers are subject. Accordingly, the Fund may not have access to adequate or reliable company informa-

BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)                     5
--------------------------------------------------------------------------------

tion. In addition, political, economic and social developments in foreign countries and fluctuations in currency exchange rates may affect the operations of foreign companies or the value of their stocks.

     BB&T Asset Management tries to manage market risk by primarily investing in stocks selling at a discount to its estimate of intrinsic value. There is no guarantee that a stock is, in fact, undervalued, or that the market will ever recognize its true value. The market could favor stocks that the Fund does not own, or may not favor equities at all. In addition, the Fund may produce more modest gains than stock funds with more aggressive investment profiles.

                               INTEREST RATE RISK

     Although the Fund's primary investment focus is stocks, it may invest in debt securities and other types of fixed income securities. Generally, the value of these securities will change inversely with changes in interest rates. In addition, changes in interest rates may affect the operations of the issuers of stocks in which the Fund invests. Rising interest rates, which may be expected to lower the value of fixed income instruments and negatively impact the operations of many issuers, generally exist during periods of inflation or strong economic growth. Investors should note that interest rates currently are at or near historic lows.

                                  CREDIT RISK

     The Fund's investments, and particularly investments in debt securities, may be affected by the creditworthiness of issuers in which the Fund invests. Changes in the financial strength, or perceived financial strength, of a company may affect the value of its securities and, therefore, impact the value of the Fund's shares.

                             TEMPORARY INVESTMENTS

     BB&T Asset Management may temporarily invest up to 100% of the Fund's assets in high quality, short-term money market instruments if it believes adverse economic or market conditions, such as excessive volatility or sharp market declines, justify taking a defensive investment posture. If the Fund attempts to limit investment risk by temporarily taking a defensive investment position, it may be unable to pursue its investment objective during that time, and it may miss out on some or all of an upswing in the securities markets.

     Please see the Statement of Additional Information for more detailed information about the Fund, its investment strategies, and its risks.

                              VALUATION OF SHARES

     The Fund prices its shares on the basis of the net asset value of the Fund, which is determined as of the close of the New York Stock Exchange ("NYSE") (generally 4:00 p.m., Eastern Time) on each Business Day. A Business Day is a day on which the NYSE is open for trading. If portfolio investments of the Fund are traded in markets on days that are not Business Days of the Fund, the Fund's net asset value may fluctuate on days when investors cannot purchase or redeem shares.

     Net asset value per share for purposes of pricing sales and redemptions is calculated by dividing the value of all securities and other assets belonging to the Fund, less the liabilities charged to the Fund and any liabilities allocable to the Fund, by the number of the Fund's outstanding shares. The net asset value per share of the Fund will fluctuate as the value of the investment portfolio of the Fund changes.

     The securities in the Fund are generally valued at current market prices. Portfolio securities listed or traded on domestic securities exchanges or the NASDAQ/NMS, including ADRs, are valued at the closing price on the exchange or system where the security is principally traded or at the Nasdaq Official Closing Price, if applicable. If there have been no sales for that day on any exchange or system, a security is valued at the latest available bid prices on the exchange or system where the security is principally traded. If market quotations are not readily available (which may include closing prices which appear to be unreliable due to subsequent events), the securities will be fair valued using guidelines adopted by the Board of Trustees of the BB&T Variable Insurance Funds (the "Trust"). For further information about valuation of investments, see the Statement of Additional Information.

                            DISCLOSURE OF PORTFOLIO
                                    HOLDINGS

     Information regarding the Fund's policies and procedures regarding the disclosure of portfolio holdings is contained in our Statement of Additional Information.

                                 PURCHASING AND
                                REDEEMING SHARES

     Shares of the Fund are available for purchase by insurance company separate accounts to serve as an investment medium for variable insurance contracts, and by qualified pension and retirement plans, certain insurance companies, and BB&T Asset Management. Investors do

 6                    BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)
--------------------------------------------------------------------------------

not deal directly with the Fund to purchase or redeem shares. Please refer to the prospectus for the separate account for information on the allocation of premiums and on transfers of accumulated value among sub-accounts of the separate account that invests in the Fund.

     Shares of the Fund are purchased or redeemed at the net asset value per share based on the next determination after receipt and acceptance by the Fund (or an agent) of a purchase order or receipt of a redemption request. The Fund reserves the right to reject or refuse, in its discretion, any order for the purchase of the Fund's shares, in whole or in part. Transactions in shares of the Fund will be effected only on a Business Day of the Fund.

     Payment for shares redeemed normally will be made within seven days. The Fund intends to pay cash for all shares redeemed, but under abnormal conditions which make payment in cash unwise, payment may be made wholly or partly in portfolio securities at their then market value equal to the redemption price. A shareholder may incur brokerage costs in converting such securities to cash. Payment for shares may be delayed under extraordinary circumstances or as permitted by the Securities and Exchange Commission in order to protect remaining investors.

     The Trust currently does not foresee any disadvantages to investors if the Fund served as an investment medium for both variable annuity contracts and variable life insurance policies. However, it is theoretically possible that the interest of owners of annuity contracts and insurance policies for which the Fund served as an investment medium might at some time be in conflict due to differences in tax treatment or other considerations. The Board of Trustees and each participating insurance company would be required to monitor events to identify any material conflicts between variable annuity contract owners and variable life insurance policy owners, and would have to determine what action, if any, should be taken in the event of such a conflict. If such a conflict occurred, an insurance company participating in the Fund might be required to redeem the investment of one or more of its separate accounts from the Fund, which might force the Fund to sell securities at disadvantageous prices.

     The Fund reserves the right to discontinue offering shares at any time, or to cease investment operations entirely.

                        MARKET TIMING/SHORT-TERM TRADING

     Some investors try to profit from various short-term or frequent trading strategies commonly known as market timing. Excessive purchases and redemptions of Fund shares disrupt portfolio management, hurt Fund performance and drive Fund expenses higher. These costs are borne by all shareholders, including long-term investors who do not generate these costs.

     THE BOARD OF TRUSTEES HAS APPROVED POLICIES INTENDED TO DISCOURAGE MARKET TIMING OR EXCESSIVE TRADING. THE BOARD OF TRUSTEES DOES NOT ACCOMMODATE SUCH PRACTICES AND APPLIES ITS POLICIES UNIFORMLY TO ALL FUND SHAREHOLDERS. IF YOU INTEND TO ENGAGE IN SUCH PRACTICES, DO NOT INVEST IN SHARES OF THE FUND. The Fund will reject any request to purchase shares which it reasonably determines to be in connection with market timing or excessive trading by an investor or by accounts of investors under common control (for example, related contract owners, or a financial advisor with discretionary trading authority over multiple accounts). Exchanges between Funds are limited to 12 in any calendar year with no more than three in any calendar quarter.

     While the Fund discourages market timing and excessive short-term trading, the Fund cannot always know or reasonably detect such trading, particularly if it is facilitated by financial intermediaries or done through omnibus account arrangements or insurance company separate accounts. In addition, monitoring and discouraging market timing and excessive trading may require the cooperation of insurance companies or other financial intermediaries, which cannot necessarily be assured. Insurance companies and other financial intermediaries may be unable to enforce our market timing policies for various reasons, including contract restrictions. It is our intent that such insurance companies and other financial intermediaries apply our market timing policies uniformly against underlying account holders.

                                SERVICING AGENTS

     The Trust has adopted a plan under which up to 0.25% of the Fund's average daily net assets may be expended for support services to investors, such as establishing and maintaining accounts and records, providing account information, arranging for bank wires, responding to routine inquiries, forwarding investor communications, assisting in the processing of purchase and redemption requests, and assisting investors in changing account designations and addresses. For expenses incurred and services provided, a financial institution (or its affiliate) providing these services ("Servicing Agent") may receive a fee from the Fund, computed daily and paid monthly, at an annual rate of up to 0.25% of the average daily net assets of the Fund allocable to variable insurance contracts owned by customers of the Servicing Agent. A Servicing Agent may periodically waive all or a portion of its servicing fees with respect to the Fund to increase the net income of the Fund available for distribution as dividends.

                     SHAREHOLDER SERVICING ARRANGEMENTS --
                                REVENUE SHARING

     BB&T Asset Management, Inc. and/or its affiliates may pay out of their own assets compensation to financial institutions, including insurance companies, and other persons for distribution and/or servicing of the Fund's

BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)                     7
--------------------------------------------------------------------------------

shares. These additional cash incentives, sometimes referred to as "revenue sharing arrangements," are payments over and above the service fees paid by the Fund, which are described above. These payments, which may be different for different financial institutions, will not change the price an investor will pay for Fund shares, the amount that a Fund will receive for the sale of Fund shares or the expenses borne by the Fund shares.

                             MANAGEMENT OF THE FUND

                               INVESTMENT ADVISER

     BB&T Asset Management, Inc. ("BB&T Asset Management"), 434 Fayetteville Street, Raleigh, N.C. 27601, is the Fund's investment adviser. BB&T Asset Management is a separate wholly-owned subsidiary of BB&T Corporation.

     Branch Banking and Trust Company ("BB&T Bank") is the oldest bank in North Carolina. It is the principal bank affiliate of BB&T Corporation, a bank holding company that is a North Carolina corporation headquartered in Winston-Salem, North Carolina. As of December 31, 2005, BB&T Corporation had assets of approximately $109.2 billion. Through its subsidiaries, BB&T Corporation operates over 1,400 banking offices in Alabama, Florida, Georgia, Indiana, Kentucky, Tennessee, West Virginia, North Carolina, South Carolina, Virginia, Maryland and Washington, D.C., providing a broad range of financial services to individuals and businesses. In addition to general commercial, mortgage and retail banking services, BB&T Bank also provides trust, investment, insurance and travel services. BB&T Bank has provided investment management services through its Trust and Investment Services Division since 1912.

     Under an investment advisory agreement between the Trust and BB&T Asset Management, the Trust pays BB&T Asset Management an investment advisory fee, computed daily and payable monthly, at an annual rate equal to the lesser of:
(a) 0.74% of the Fund's average daily net assets; or (b) such amount as may from time to time be agreed upon in writing by the Trust and BB&T Asset Management.

     A discussion regarding the basis for the Board of Trustees approving the investment advisory agreement with BB&T Asset Management is available in the Fund's annual report to shareholders for the period ended December 31, 2005.

PORTFOLIO MANAGER
     Ronald T. Rimkus, CFA, has been primarily responsible for the management of the Fund since March 2006. Mr. Rimkus joined BB&T Asset Management in January 2006 as the Director of Core Equity. From 2000 to 2006, Mr. Rimkus managed a core equity product for Mesirow Financial, Inc.

     The SAI provides additional information about the Portfolio Manager's compensation, other accounts managed by the Portfolio Manager, and the Portfolio Manager's ownership of shares in the Funds he manages.

                                 ADMINISTRATOR

     BB&T Asset Management is the administrator for the Fund. BISYS Fund Services Ohio, Inc. acts as the Fund's sub-administrator. The address of the sub-administrator is 3435 Stelzer Road, Columbus, Ohio 43219-3035.

     See the Statement of Additional Information for further information about the Fund's service providers.

                                    TAXATION

     The Fund intends to qualify and to elect to be taxed as a "regulated investment company" under the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). If the Fund qualifies as a "regulated investment company" and complies with the appropriate provisions of the Code, the Fund will not be liable for federal income tax on income it distributes.

     The Fund intends to diversify its investments in a manner intended to comply with tax requirements generally applicable to mutual funds. In addition, the Fund will diversify its investments so that on the last day of each quarter of a calendar year, no more than 55% of the value of its total assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. For this purpose, securities of a single issuer are treated as one investment and each U.S. Government agency or instrumentality is treated as a separate issuer. Any security issued, guaranteed, or insured (to the extent so guaranteed or insured) by the U.S. Government or an agency or instrumentality of the U.S. Government is treated as a security issued by the U.S. Government or its agency or instrumentality, whichever is applicable.

     If the Fund fails to meet this diversification requirement, income with respect to variable insurance contracts invested in the Fund at any time during the calendar quarter in which the failure occurred could become currently taxable to the owners of the contracts. Similarly, income for prior periods with respect to such contracts also could be taxable, most likely in the year of the failure to achieve the required diversification. Other adverse tax consequences could also ensue.

     Since the shareholders of the Fund will be separate accounts, no discussion is included here as to the federal income tax consequences at the shareholder level. For

 8                    BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)
--------------------------------------------------------------------------------

information concerning the federal income tax consequences to purchasers of the variable life insurance policies and variable annuity contracts, see the prospectus for the relevant variable insurance contract. See the Statement of Additional Information for more information on taxes.

                              GENERAL INFORMATION

                    DESCRIPTION OF THE TRUST AND ITS SHARES

     BB&T Variable Insurance Funds was organized as a Massachusetts business trust in 2004. BB&T Variable Insurance Funds currently consists of multiple portfolios. The Board of Trustees of the Trust may establish additional portfolios in the future and, unless a policy or procedure is expressly designated as fundamental, may change the Fund's policies and procedures without shareholder approval. Under Massachusetts law, shareholders could be held personally liable for the obligations of the Trust under certain circumstances. However, the Trust's declaration of trust disclaims liability of its shareholders and provides for indemnification out of Trust property (to the extent of the assets of the particular series of shares of which the shareholder is a holder) for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Accordingly, the risk of a shareholder incurring financial loss on account of shareholder liability should be considered remote.

                                 MISCELLANEOUS

     No person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Fund. This prospectus does not constitute an offering by the Fund in any jurisdiction in which such offering may not be lawfully made.

BB&T LARGE CAP VIF (FORMERLY THE BB&T LARGE CAP VALUE VIF)                     9
--------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS

     The following table is included to assist investors in evaluating the financial performance of the Fund during the five-year period ended December 31, 2005. Certain information reflects financial results of a single share. "Total Return" represents how much an investment in the Fund would have earned (or lost) during each period. This information has been audited by KPMG LLP for the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002, and by other auditors for the fiscal years prior to December 31, 2002. The information does not reflect charges and fees associated with a separate account that invests in the Fund or any insurance contract for which the Fund is an investment option. This information, along with the Fund's financial statements, is included in the annual report, which may be obtained free of charge upon request.

                                                                     YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------
                                                          2005       2004      2003      2002      2001
                                                        --------   --------   -------   -------   -------
NET ASSET VALUE, BEGINNING OF PERIOD..................  $  13.35   $  12.00   $  9.88   $ 12.50   $ 12.66
                                                        --------   --------   -------   -------   -------
INVESTMENT ACTIVITIES:
  Net investment income (loss)........................      0.26       0.22      0.19      0.17      0.17
  Net realized and unrealized gains (losses) on
     investments......................................      0.65       1.35      2.12     (2.62)    (0.16)
                                                        --------   --------   -------   -------   -------
       Total from Investment Activities...............      0.91       1.57      2.31     (2.45)     0.01
                                                        --------   --------   -------   -------   -------
DIVIDENDS:
  Net investment income...............................     (0.26)     (0.22)    (0.19)    (0.17)    (0.17)
  Return of capital...................................        --         --     (0.00)(a)      --      --
                                                        --------   --------   -------   -------   -------
       Total Dividends................................     (0.26)     (0.22)    (0.19)    (0.17)    (0.17)
                                                        --------   --------   -------   -------   -------
NET ASSET VALUE, END OF PERIOD........................  $  14.00   $  13.35   $ 12.00   $  9.88   $ 12.50
                                                        ========   ========   =======   =======   =======
TOTAL RETURN**........................................      6.90%     13.18%    23.62%   (19.64)%    0.16%
RATIOS/SUPPLEMENTAL DATA:
  Net assets, End of Period (000).....................  $113,648   $111,612   $94,683   $63,667   $77,796
  Ratio of net expenses to average net assets.........      0.79%      0.81%     0.88%     0.84%     0.86%
  Ratio of net investment income (loss) to average net
     assets...........................................      1.95%      1.77%     1.82%     1.57%     1.17%
  Ratio of expenses to average net assets*............      1.05%      1.10%     1.17%     1.13%     1.15%
  Portfolio turnover rate.............................     21.76%     12.91%    13.96%    15.24%    14.47%

---------------

* During the period certain fees were reduced. If such reductions had not occurred, the ratios would have been as indicated.

** Total return ratios are based on a share outstanding throughout the period and assume reinvestment of distributions at a net asset value. Total return ratios do not reflect charges pursuant to the terms of the insurance contracts funded by separate accounts that invest in the Fund's shares.

(a)  Amount less than $0.005.

For more information about the Fund, the following documents are available free upon request:

ANNUAL/SEMI-ANNUAL REPORTS:

Annual and semi-annual reports to shareholders contain additional information on the Fund's investments. In the annual report, an investor will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

STATEMENT OF ADDITIONAL INFORMATION (SAI):

The SAI provides more detailed information about the Fund, including its operations and investment policies. It is incorporated by reference and is legally considered a part of this prospectus.

AN INVESTOR CAN GET FREE COPIES OF THE REPORTS AND THE SAI, OR REQUEST OTHER INFORMATION AND DISCUSS ANY QUESTIONS ABOUT THE FUND, BY CONTACTING A BROKER OR BANK THAT SELLS AN INSURANCE CONTRACT THAT OFFERS THE FUND AS AN INVESTMENT OPTION. THE FUND DOES NOT MAINTAIN A WEB SITE. HOWEVER, YOU MAY OBTAIN FREE COPIES OF THE REPORTS AND THE SAI BY CONTACTING US AT:

                              BB&T VARIABLE INSURANCE FUNDS
                              3435 STELZER ROAD
                              COLUMBUS, OHIO 43219-3035
                              TELEPHONE: 1-800-228-1872

Investors can review and copy the SAI and other information about the Fund at the Public Reference Room of the Securities and Exchange Commission. Investors may call 1-202-551-8090 for more information about the Public Reference Room. Investors can get text-only copies of information about the Fund:

- For a fee, by writing the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by electronic request at publicinfo@sec.gov.

- Free from the EDGAR database on the Commission's Website at http://www.sec.gov.

Investment Company Act file no.  811-21682.